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                                                                    EXHIBIT 10.3

Draft 3

FOR IMMEDIATE RELEASE                                                       NEWS
---------------------
February 19, 1997                                        Nasdaq Small Cap - TPRO

            TOPRO, INC. REPORTS SECOND QUARTER AND SIX-MONTH RESULTS

                  ACQUISITIONS LEAD TO STRONG REVENUE GAINS

DENVER, Colorado - Topro, Inc. (Nasdaq-TPRO), a leading provider of automation and information technology solutions to industry, today announced results for its second quarter and six-month period ended December 31, 1996.

Second quarter revenue advanced 178% to $8,137,000 from $2,927,000 in the second quarter last year. The Company reduced its net loss to $84,000 or 1 cent per share, compared with a net loss of $481,000, of 12 cents per share, in the prior year period.

Through six months, Topro reported a 200% increase in revenue to $16,104,000 versus revenue of $5,377,000 in the prior year period. Net loss through six months was $4,000, or less than 1 cent per share, versus a net loss of $622,000, or 17 cents per share, in the comparable six month period.

"We are pleased with the sharp increase in revenue, however, these results do not yet reflect the full impact of our acquisition program," said John Jenkins, CEO. He explained that only one month of contributions from recently acquired Advanced Control Systems (ACS) is included in the Company's second quarter results. ACS, a major provider of factory control and information system integration, reported approximately $10 million in revenue in 1995.

Jenkins said gross margin as a percent of sales was off slightly from recent levels due to an unfavorable product mix. "One of our business units recently completed two low-margin water treatment projects that were started nearly two years ago," Jenkins said. "Additionally, we experienced a delayed ramp-up on a large project for Matsushita. The combination of these factors contributed significantly to our loss in the quarter."

Jenkins also noted that the December ended quarter is typically a lower performing period due to the impact of the holiday season. He said management expects margins to move higher in the balance of the year, as the Company's $14 million December backlog reflects a more favorable product mix.

"Demand for our products and services remains strong," Jenkins said. "Additionally, the assimilation of the companies we have acquired in the past 12 months is progressing very well. We are already executing a number of large projects on a shared resource basis across a number of our new locations."

Topro has acquired three systems integrators since August of 1995 -- MDCS of Atlanta, Ga.; ACT of Albany, Ore.; Vision Engineering of Cyprus, Calif.; and ACS, which is based in West Chester, Pa.

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Statements made in this news release that are not historical facts may be forward looking statements. Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors beyong the control of the Company that could cause actual events to differ materially from those anticipated by any forward looking information. A description of risks and uncertainties attendant to Topro and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission Filings.

EARNINGS RECAP                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                              DECEMBER 31,                   DECEMBER 31,
                                          1996            1995            1996            1995
Revenue:
  Control Systems Integration        $  8,137,000    $  2,927,000    $ 16,104,000    $  5,377,000
  Distributorship                            --           335,000            --           608,000
     Totals                             8,137,000       3,262,000      16,104,000       5,985,000
Cost of Sales
  Control Systems Integration           5,598,000       2,099,000      10,680,000       3,701,000
  Distributorship                            --           250,000            --           403,000
     Totals                             5,598,000       2,349,000      10,680,000       4,104,000
Gross Profit                            2,539,000         913,000       5,424,000       1,881,000

Expenses:
  Sales expenses                          475,000         147,000       1,073,000         286,000
  G&A expense                           1,871,000         629,000       3,819,000       1,236,000
  Distributership Selling and
    Other Expenses                           --           410,000            --           624,000
      Totals                            2,346,000       1,186,000       4,892,000       2,146,000

Other income (expense):
  Gain on sales of assets                   7,000          79,000           4,000          79,000
  Interest expense                       (206,000)        (17,000)       (378,000)        (57,000)
  Other                                     9,000           6,000          12,000           6,000
  Goodwill Amortization                   (87,000)           --          (174,000)           --
    Totals                               (277,000)         68,000        (536,000)         28,000
Income (Loss) From Continuing
  Operations Before Income Taxes          (84,000)       (205,000)         (4,000)       (237,000)
Discontinued Operations:
  Income (Loss) From Discontinued
    Operations - Sharp                       --              --              --              --
  Loss On Disposal - Sharp                   --          (276,000)           --          (385,000)
Net Income (Loss)                    $    (84,000)   $   (481,000)   $     (4,000)   $   (622,000)

Primary Earnings (Loss) Per Share:
  Continuing operations              $       (.01)   $       (.05)   $          0    $       (.06)
  Discontinued operations            $          0    $       (.07)   $          0    $       (.11)
Net income (loss)                    $       (.01)   $      (0.12)   $          0    $       (.17)
Weighted avg. shs. outst                7,796,321       3,891,354       7,221,023       3,703,898

                                   CONTACTS:
Topro, Inc.                                             Pacific Consulting Group
John Jenkins, CEO                                                  Scott Liolios
303/935-1221                                                        714/719-6494